                                                                    EXHIBIT 99.1


                                                   NEWS RELEASE
                                                   FOR MORE INFORMATION CONTACT:
                                                   Michael W. Carrie
                                                   Executive Director
                                                   (248) 312-2000

                                                   FOR IMMEDIATE RELEASE




FLAGSTAR REPORTS QUARTERLY LOAN PRODUCTION

TROY, Mich. (January 10, 2005) - Flagstar Bancorp (NYSE:FBC) today released 4th quarter 2004 residential mortgage loan production totals of $8.7 billion. This level of production is up 11.5% when compared to the $7.8 billion of production recorded in the 4th quarter of 2003.

For 2004, the Company closed $34.0 billion in residential mortgage loans. This level of production is down 37.9% when compared to the $56.4 billion reported in the comparable 2003 period.

"Our mortgage production is up on a quarter over quarter basis and is in line with our projections, however, fierce price competition has diminished the margin on our loan sales. Although we saw improved margins toward the end of the fourth quarter, management believes that the less than anticipated gain on sale spread will result in our net earnings to be lower than previously forecasted. On the other hand, our banking operations are performing as expected and we still anticipate achieving our goal of exceeding a 20% return on average equity for the year," said Mark Hammond, president and chief executive officer.

Flagstar Bancorp is the second largest independent banking institution headquartered in Michigan. Flagstar operates over 100 banking centers in Michigan and Indiana and loan origination offices in twenty-six states. Flagstar is one of the largest originators of residential mortgage loans in the United States.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com